Exhibit 99.1

BANK OF THE JAMES FINANCIAL GROUP, INC. RANKED AMONG

TOP 200 U.S. COMMUNITY BANKS BY AMERICAN BANKER MAGAZINE

LYNCHBURG, VIRGINIA – May 19, 2016 – Bank of the James Financial Group, Inc. (NASDAQ Capital Market-BOTJ), parent holding company for Bank of the James, was ranked 118th among the 200 top performing community bank holding companies, banks, and thrifts in the nation by American Banker magazine.

The ranking was based a three-year average Return on Equity for 2013-2015 for publicly traded and SEC-reporting companies that had less than $2 billion in total assets at December 31, 2015 and met certain criteria relating to capitalization. According to American Banker’s announcement, Bank of the James Financial Group Inc.’s three-year average Return on Equity was 10.06% compared to the median for all 684 qualifying institutions of 6.84%. The media outlet noted that the group’s top performers were generally able to offset higher expenses with loan and core deposit growth.

Robert R. Chapman III, President and CEO commented, “We are pleased that our financial performance in the past several years led to being included in this list of top performing community banks for a second year. Core deposit and loan growth, combined with diligent expense management continued to generate positive results. We believe our commitment to financial performance goes hand-in-hand with our traditional commitment to our customers and community. The longstanding relationships we have with customers, and the dedication of our knowledgeable employees, have supported strong financial results and consistent growth in our Lynchburg, Charlottesville, Harrisonburg and Roanoke, Virginia markets.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 10 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Contact: J. Todd Scruggs, Executive Vice President and Chief Financial Officer	(434) 455-7511
tscruggs@bankofthejames.com